Exhibit 21

Subsidiaries of Registrant

US Subsidiaries*

1	BFI Medical Waste, Inc. (Delaware)
2	Boost GP Acquisition HoldCo, LLC (Delaware)
3	Healthcare Waste Solutions, Inc. (Delaware)
4	MedServe, Inc. (Delaware)
5	MedSolutions, Inc. (Texas)
6	Shred-it US HoldCo, Inc. (Delaware)
7	Stericycle Communication Solutions, Inc. (Delaware)
8	Stericycle Environmental Solutions, Inc. (Delaware) (f/k/a PSC Holdings, Inc.)
9	Stericycle International, LLC (Delaware)
10	Stericycle Management, LLC (Delaware)
11	Stericycle of Puerto Rico, Inc. (Puerto Rico)
12	Stericycle Specialty Waste Solutions, Inc. (Delaware)
13	The MPB Group, LLC (Delaware)

Non-US Subsidiaries*

1	Habitat Ecologico S. A. (Argentina)
2	Medam Srl (Mexico)
3	SRCL Ireland Limited (Ireland)
4	Stericycle Romania, Srl (Romania)
5	Stericycle Brazil, Ltd. (Brazil)
6	Stericycle Co Ltd. (Japan)
7	Stericycle Chile SA (Chile)
8	Stericycle Espana SL (Spain)
9	Stericycle Europe Sarl (Luxembourg)
10	Stericycle International Holdings Ltd (UK)
11	Stericycle Netherlands Holdings BV (Netherlands)
12	Stericycle Portugal Lda (Portugal)
13	Stericycle ULC (Canada)
14	Shred-it France SAS (France)
15	Shred-it Germany (Germany)
16	Stericycle Korea Co Ltd. (Korea)
17	Stericycle Australia Pty (Australia)
18	Stericycle Puerto Rico (Puerto Rico)
19	Shred-it South Africa Pty (Africa)
20	Metalchem DRS BVBA (Belgium)

* states or jurisdictions of incorporation or formation are given in parentheses